Exhibit 99.1
CVG Announces Election of William C. Johnson to Board of Directors
Commercial Vehicle Group (the “Company” or “CVG”) (NASDAQ: CVGI), NEW ALBANY, Ohio, Dec. 11, 2023 (GLOBE NEWSWIRE) – a global leader in the design and manufacturing of electrical systems, vehicle components and accessories, plastic products and robotic assemblies, today announced that its Board of Directors (the “Board”) has elected William C. Johnson as an independent director to the Board, effective December 8, 2023. Mr. Johnson will serve on the Compensation Committee and the Nominating, Governance and Sustainability Committee of the Board. He will stand for re-election at the Company’s 2024 Annual Meeting of Stockholders.
Mr. Johnson, 60, brings tremendous leadership experience to the CVG Board. Since October 2022, Mr. Johnson has served as CEO and a member of the Board of Directors of Avail Infrastructure Solutions. From October 2018 to July 2022, Mr. Johnson served as the President and CEO of Welbilt, Inc. (WBT), and from July 2016 to June 2018, he served President and CEO and COO of Chart Industries, Inc. Prior to that he held multiple roles of increasing responsibility at Dover Refrigeration and Food Equipment, Hillphoenix, ABB and ESAB. Mr. Johnson holds a Bachelor of Science degree in Ceramic engineering from Alfred University and a Master of Business Administration from Rollins College. He started his professional career as a Nuclear engineer in the US Navy aboard the submarine USS Stonewall Jackson.
“We welcome Bill to the CVG Board as the company executes its strategy to grow shareholder value,” said Robert Griffin, Chairman of the Board. “CVG will greatly benefit from his proven leadership experience. His record of success across various executive roles speaks to his exceptional capabilities that will serve us well in the Board room.”

“Being elected to the CVG Board of Directors is a tremendous honor,” said Mr. Johnson. “I am excited to work alongside the Board’s distinguished leaders to help guide the Company’s strategy into 2024 and beyond.”
About CVG
At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.
Investor Relations Contact:
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com
Media Contact:
Patrick Woolford
Patrick.woolford@cvgrp.com